Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER 2024 RESULTS

•Q3 2024 revenue of $4.1 billion and new awards of $2.7 billion
•Strong Q3 operating cash flow of $330 million; 2024 cash flow guidance increased to approximately $700 million
•Q3 2024 diluted earnings per share (EPS) of $0.31; adjusted diluted EPS of $0.51
•NuScale deconsolidation will result in $1.6 billion gain in Q4
•Fluor Board of Directors approves increase in share repurchase program to 30.5 million shares authorized for repurchase in support of management’s capital allocation program

IRVING, Texas (November 8, 2024) - Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2024. Revenue for the quarter was $4.1 billion and net earnings attributable to Fluor were $54 million, or $0.31 per diluted share. Consolidated segment profit[1] for the quarter was $117 million compared to $276 million profit in the third quarter of 2023. Results for the quarter reflect lower than expected contributions from the Energy Solutions segment. Excluding the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted earnings per diluted share1 of $0.51.

____________________

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

“I’m pleased that we are starting to see a robust and sustainable generation of cash that will drive our capital allocation plans,” said David E. Constable, chairman and chief executive officer of Fluor. “While earnings in the quarter were less than planned due, in part, to certain project delays and cancellations, it does not change our focus on pursuing demand-driven growth opportunities in the markets we serve and on returning cash to shareholders.”

Third quarter new awards were $2.7 billion compared to $5.0 billion in the third quarter of 2023. Ending consolidated backlog was $31.3 billion compared to $26 billion a year ago. General and administrative expenses for the third quarter of 2024 were $37 million compared to $56 million a year ago due primarily to lower performance-based compensation. Fluor’s cash and marketable securities at the end of the quarter were $2.9 billion, excluding amounts held by NuScale.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

Fluor is tightening its full year adjusted EPS guidance from a range of $2.50 to $3.00 per diluted share to a range of $2.55 to $2.75 per diluted share. Adjusted EPS guidance excludes the benefit of any potential share repurchases. The company is also decreasing its full year adjusted EBITDA guidance from the previous range of $625 to $675 million to a range of $525 to $575 million. This revised guidance reflects the timing of revenue and cancellation of certain projects.
Adjusted EPS and adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Energy Solutions reported a profit of $50 million in the third quarter compared to $177 million in the third quarter of 2023. Segment profit for the quarter reflect lower than expected contributions from a large project in the late stages of execution and $18 million in cost growth on a construction only subcontract executed by our joint venture in Mexico. Segment profit from last year benefitted from the initial recognition of cost recovery entitlements on several projects. Revenue for the quarter was $1.4 billion compared to $1.6 billion a year ago. New awards in the quarter totaled $1.5 billion, compared to $3.3 billion in the third quarter of 2023 and included the full notice to proceed on a downstream project in Mexico. Ending backlog was $8.8 billion compared to $9.2 billion a year ago.

Urban Solutions reported a profit of $68 million in the third quarter compared to $66 million in the third quarter of 2023. Revenue for the third quarter increased to $1.9 billion from $1.4 billion a year ago. New awards for the quarter were $828 million compared to $1.0 billion a year ago and included incremental awards for a rare earth refinery in Australia and a life sciences facility in the United States. Ending backlog was $19.0 billion compared to $11.1 billion a year ago.

Mission Solutions reported a profit of $45 million in the third quarter compared to $38 million in the third quarter of 2023. Segment profit improved as a result of increased execution activities on two DOE contracts. Revenue for the third quarter was $635 million compared to $655 million a year ago. New awards for the quarter totaled $274 million, compared to $345 million in the third quarter of 2023. Ending backlog was $3.1 billion compared to $4.6 billion a year ago.

The Other segment, which includes Stork and Fluor’s ownership in NuScale, reported revenue of $100 million and a loss of $46 million. Beginning in October 2024, our ownership of NuScale no longer meets the qualifications for consolidation by Fluor. As a result, in the fourth quarter we will deconsolidate NuScale and recognize a gain of $1.6 billion for our 126 million shares. We expect to complete the sale of Stork’s U.K. operations as early as the first quarter of 2025, pending regulatory approval.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern on Friday, November 8, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.
A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings attributable to Fluor divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 34,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings, capital allocation plans and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; GAAP earnings volatility due to recurring fair value measurements of our investment in NuScale; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (1)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2024		2023		2024		2023
Revenue
Energy Solutions	$1,428		$1,553		$4,456		$4,886
Urban Solutions	1,931		1,431		5,240		3,842
Mission Solutions	635		655		1,940		2,009
Other	100		324		419		917
Total revenue	$4,094		$3,963		$12,055		$11,654

Segment profit (loss) $ and margin %
Energy Solutions	$50	3.5%	$177	11.4%	$193	4.3%	$355	7.3%
Urban Solutions	68	3.5%	66	4.6%	223	4.3%	121	3.1%
Mission Solutions	45	7.1%	38	5.8%	108	5.6%	84	4.2%
Other	(46)	NM	(5)	NM	(95)	NM	(108)	NM
Total segment profit (loss) $ and margin %	$117	2.9%	$276	7.0%	$429	3.6%	$452	3.9%

G&A	(37)		(56)		(147)		(177)
Foreign currency gain (loss)	(2)		23		58		(62)
Interest income (expense), net	37		42		114		120
Earnings (loss) attributable to NCI	(29)		(25)		(63)		(42)
Earnings before taxes	86		260		391		291
Income tax expense	(61)		(79)		(172)		(172)
Net earnings	$25		$181		$219		$119
Less: Net earnings (loss) attributable to NCI	(29)		(25)		(63)		(42)
Net earnings attributable to Fluor	$54		$206		$282		$161

New awards
Energy Solutions	$1,541		$3,252		$2,840		$4,718
Urban Solutions	828		1,033		8,117		5,090
Mission Solutions	274		345		1,481		1,015
Other	56		346		377		1,097
Total new awards	$2,699		$4,976		$12,815		$11,920

New awards related to projects located outside of the U.S.	68%		86%		36%		65%

(in millions)	September 30, 2024	September 30, 2023
Backlog
Energy Solutions	$8,824	$9,159
Urban Solutions	19,006	11,051
Mission Solutions	3,095	4,563
Other	394	1,231
Total backlog	$31,319	$26,004

Backlog related to projects located outside of the U.S.	56%	52%
Backlog related to reimbursable projects	80%	70%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

SUMMARY OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
(in millions)	2024	2023
OPERATING CASH FLOW	$501	$(96)

INVESTING CASH FLOW
Proceeds from sales and maturities (purchases) of marketable securities	(22)	10
Capital expenditures	(133)	(71)
Proceeds from sale of assets	69	23
Investments in partnerships and joint ventures	(66)	(13)
Other	23	5
Investing cash flow	(129)	(46)

FINANCING CASH FLOW
Purchase and retirement of debt	(44)	(249)
Proceeds from issuance of 2029 Notes, net of issuance costs	—	560
Capped call transaction related to 2029 Notes	—	(73)
Dividends paid on CPS	—	(29)
Make-whole payment on conversion of CPS	—	(27)
Distributions to NCI (net of capital contributions)	(8)	(36)
Proceeds from NuScale share issuance (net of issuance fees)	80	—
Other	(6)	(15)
Financing cash flow	22	131

Effect of exchange rate changes on cash	(1)	(7)
Increase (decrease) in cash and cash equivalents	393	(18)
Cash and cash equivalents at beginning of period	2,519	2,439
Cash and cash equivalents at end of period	$2,912	$2,421

Cash paid during the period for:
Interest	$41	$46
Income taxes (net of refunds)	(42)	129

RECONCILIATION OF U.S. GAAP NET EARNINGS ATTRIBUTABLE TO FLUOR TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Net earnings attributable to Fluor	$54	$206	$282	$161
Less: Dividends on CPS	—	10	—	29
Less: Make-whole payment on conversion of CPS	—	27	—	27
Net earnings available to Fluor common stockholders	$54	$169	$282	$105
Exclude: Stork and AMECO businesses marketed for sale	6	(11)	14	48
Net earnings (loss) from core operations	60	158	296	153
Add (less):
Dividends on CPS	$—	$10	$—	$29
Make-whole payment on conversion of CPS	—	27	—	27
NuScale (profit) loss	38	16	95	63
ICA Fluor embedded derivatives	(20)	(24)	(47)	23
Tax expense (benefit) on ICA Fluor embedded derivatives	6	7	14	(6)
Foreign currency (gain) loss	2	(23)	(58)	62
Tax expense (benefit) on foreign currency gain/loss	3	4	18	(14)
G&A: Reserve for legacy legal claims	—	3	—	3
G&A: NuScale marketing costs borne by Fluor	—	—	—	5
SEC investigation	—	2	—	12
Adjusted Net Earnings	$89	$177	$318	$357

Diluted EPS available to Fluor common stockholders	$0.31	$1.15	$1.63	$0.72
Adjusted EPS	$0.51	$1.02	$1.83	$2.07

Weighted average diluted shares outstanding	174	144	173	143
Assumed conversion of CPS	—	26	—	27
Adjusted weighted average diluted shares outstanding	174	170	173	170

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(in millions)	2024	2023	2024	2023

Net earnings (loss) attributable to Fluor	$54	$206	$282	$161
Interest income	(37)	(42)	(114)	(120)
Tax expenses	61	79	172	172
Depreciation & amortization	19	19	53	57
EBITDA	$97	$262	$393	$270

Adjustments:
Other: NuScale, Stork and AMECO earnings	$45	$(1)	$88	$100
Energy Solutions: Embedded foreign currency derivative (gains)/losses	(20)	(24)	(47)	23
G&A: Foreign currency (gain) loss	2	(23)	(58)	62
G&A: Reserve for legacy legal claims	—	—	—	3
G&A: SEC investigation	—	2	—	12
Adjusted EBITDA	$124	$216	$376	$470

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

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